Exhibit 5



                                                               February 10, 2000



Starcraft Corporation
2703 College Avenue
Post Office Box 1903
Goshen, Indiana 46526

Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Starcraft Corporation (the "Corporation"), relating to the offer and sale of 250,000 shares of the Common Stock, without par value, of the Corporation under the Starcraft Corporation 1997 Stock Incentive Plan, previously approved by the Corporation's Board of Directors and shareholders (the "Plan"). In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

         Based upon such examination, we are of the opinion that when the Common Stock has been issued and the purchase price therefor has been paid as described in and in accordance with the Plan and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which the Common Stock is to be sold pursuant to awards or the exercise of stock options granted under the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,



                                                     /s/ Barnes & Thornburg
                                                     BARNES & THORNBURG